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                                                                     Exhibit (l)

[VAN KAMPEN MERRITT LETTERHEAD]

October 3, 1994

The Explorer Institutional Trust
One Parkview Plaza
Oakbrook Terrace, IL 60181

Dear Sir or Madam:


The initial $100,000 investment by Van Kampen Merritt Inc. for 5,000 shares of beneficial interest of The Explorer Institutional Enhanced Benchmark Fund and 5,000 shares of beneficial interest of The Explorer Institutional Enhanced Limited Duration Fund will not be redeemed or resold while any organizational expenses remain unamortized unless the proceeds of any redemption of that initial investment are reduced by their pro rata portion of any unamortized organizational expenses. These shares will be purchased for investment purposes, and Van Kampen Merritt Inc. has no present intention of selling or publicly distributing these shares.

Sincerely,


VAN KAMPEN MERRITT INC.

BY: /s/ SCOTT E. MARTIN
   -----------------------
    Scott E. Martin
    First Vice President, General
    Counsel and Secretary